EXHIBIT 10.27

SSW HoldCo LP	SSW Investors LP	SSW Merger Sub Corp

152 West 57th Street	152 West 57th Street	152 West 57th Street
New York, NY 10019	New York, NY 10019	New York, NY 10019

January 24, 2022
QUALCOMM Incorporated
5775 Morehouse Drive
San Diego, CA 92121
Ladies and Gentlemen:
Reference is made to (i) that certain Investment and Separation Matters Agreement (as may be amended from time to time in accordance with its terms, the “ISMA”), dated as of October 4, 2021, by and among QUALCOMM Incorporated (“Qualcomm”), SSW HoldCo LP (“SSW HoldCo”) and SSW Merger Sub Corp (“Merger Sub”) and (ii) that certain Investor Agreement (as may be amended from time to time in accordance with its terms, the “Investor Agreement”), dated as of October 4, 2021, by and among Qualcomm, SSW HoldCo and SSW Investors LP (“SSW Parent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the ISMA.

Each of Qualcomm, SSW HoldCo, SSW Parent and Merger Sub hereby agrees as follows:

1.The Arriver/Non-Arriver Separation Planning shall be implemented in accordance with the plan attached hereto as Attachment A, which shall hereby be deemed the Non-Arriver Separation Plan, as contemplated by Section 3.1(a) of the ISMA, and shall constitute Exhibit F of the ISMA for the purpose of this letter agreement and the ISMA. Notwithstanding anything in Section 3.1(a) of the ISMA to the contrary, Qualcomm may not expand the scope of the Arriver Business as defined in the ISMA and described more fully in this Attachment A.

2.The Arriver Business to be acquired by Qualcomm at the consummation of the Arriver Sale shall be comprised of the Assets, Liabilities, Contracts, employees, business operations, products, platforms, services and activities allocated to the “Arriver Business” in the Non-Arriver Separation Plan attached hereto.

3.The Non-Arriver Business to be retained by SSW Parent or one of its Affiliates at the consummation of the Arriver Sale shall be comprised of the Assets, Liabilities, Contracts, employees, business operations, products, platforms, services and activities allocated to the “Non-Arriver Business” in the Non-Arriver Separation Plan attached hereto.

4.Notwithstanding anything in Section 2.3 (Scope of Representation) and Section 2.4 (Power of Attorney) of the ISMA to the contrary, Qualcomm may not exercise its rights pursuant to such Sections 2.3 and 2.4 of the ISMA to expand the scope of the Arriver Business, as described in this Attachment A. The parties to this letter agreement further agree that Qualcomm’s rights pursuant to Section 2.3 and 2.4 of the ISMA will have no further force and effect following the Arriver Sale Closing Date.

5.The closing of the Non-Arriver Extraction and the Arriver Sale will each occur as promptly as practicable (and in any event no later than the date that is three (3) months) after the date on which Merger Closing occurs; provided that in the event the conditions set forth in paragraph 6 are not satisfied (or, if permitted by applicable Law, waived by the party for whose benefit such condition exists) on or before such date, the Arriver Sale Closing will occur within two (2) Business Days of the date on which such conditions are so satisfied (or, if permitted by applicable Law, waived by the party intending to have the benefit thereof).

6.The obligations of Qualcomm and SSW to consummate the Non-Arriver Extraction and the Arriver Sale are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such conditions exist) of the following conditions:

a.any waiting period (or any extension thereof) applicable to the consummation of either the Non-Arriver Extraction or the Arriver Sale under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and the applicable waiting periods (or any extensions thereof) or clearance, as applicable, applicable to the consummation of the Non-Arriver Extraction and the Arriver Sale under the Antitrust Laws of Germany shall have been expired, been terminated or been obtained; and

b.the other conditions to the Arriver Sale Closing set forth in Section 4.1 of the Investor Agreement have been satisfied, or if permitted by applicable Law, waived by the party for whose benefit such conditions exist.

7.Qualcomm confirms that it has not elected to effect the separation of the Arriver Business and the Non-Arriver Business and the purchase of the Arriver Business by Qualcomm by way of an Alternative Arriver Business Sale, and the parties to this letter agreement further agree that Qualcomm’s option to elect to pursue an Alternative Arriver Business Sale is hereby irrevocably waived and removed and has no further force and effect.

8.The parties to this letter agreement agree that the first paragraph of Section 5.1 of the Investor Agreement shall be amended and restated in its entirety as follows:

“Section 5.1     Pre-Exit Conduct of Non-Arriver Business. Investor covenants and agrees that, between the date of the Merger Closing and the earlier of (i) the Final Exit and (ii) the date, if any, on which this Agreement is terminated pursuant to Section 10.1, except as (x) required by Law and (y) expressly required pursuant to this Agreement, Investor shall not, and shall not permit any Investor Group Member to:”

9.The parties to this letter agreement shall consult with each other before issuing any press release or otherwise making any public statements with respect to this letter agreement or the transactions contemplated hereby, and none of the parties hereto or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, order or applicable stock exchange rule or any listing agreement of a party hereto (in which case, the disclosing party shall use its reasonable best efforts to consult with the other parties prior to such disclosure). In addition, each party may, without the other parties’ consent, communicate to their employees, customers, suppliers and consultants; provided such communication is consistent with prior communications or communications plans, in each case, agreed to by the parties hereto.

10.The ISMA and Investor Agreement remain in full force and effect in accordance with their terms and, except as expressly set forth in this letter agreement, nothing contained herein is intended or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner any of the rights or obligations of the parties under the ISMA and Investor Agreement.

11.This letter agreement constitutes a legal, valid and binding obligation on Qualcomm, SSW HoldCo, SSW Parent and Merger Sub and is enforceable against each such party in accordance with its terms.

12.This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The terms of Article 11 of the ISMA shall apply to this letter agreement, mutatis mutandis.

[Signature pages follow.]

Sincerely,
SSW HOLDCO LP		SSW INVESTORS LP
By its General Partner, SSW HOLDCO		By its General Partner, SSW
GP LLC		INVESTORS GP LLC

By:	/s/ Antonio Weiss	By:	/s/ Antonio Weiss
Name:	Antonio Weiss	Name:	Antonio Weiss
Title:	Member	Title:	Member

SSW MERGER SUB CORP

By:	/s/ Antonio Weiss
Name:	Antonio Weiss
Title:	Co-President

Acknowledged and Agreed:

QUALCOMM Incorporated

By:	/s/ Akash Palkhiwala
Name:	Akash Palkhiwala
Title:	Chief Financial Officer